Exhibit 10.1

VOTING AGREEMENT

     This Voting Agreement (this “Agreement”) is dated as of April 3, 2005, by and among Petrohawk Energy Corporation (“Petrohawk Energy Corporation” or “Petrohawk”), Mission Resources Corporation, a Delaware corporation (“Mission”) and Harbert Distressed Investment Master Fund, Ltd., an exempt company organized in the Cayman Islands (the “Stockholder”).

     WHEREAS, Stockholder desires that Petrohawk, Petrohawk Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Petrohawk (“Purchaser”), and Mission, enter into the Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”); undefined capitalized terms herein are defined in the Merger Agreement) providing for the merger of Mission with and into Purchaser (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, Stockholder is executing this Agreement as an inducement to Petrohawk to enter into and execute the Merger Agreement (and this Agreement shall not be effective until the parties to the Merger Agreement execute the Merger Agreement); and

     WHEREAS, the Board of Directors of Mission has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the execution and performance of this Agreement;

     NOW, THEREFORE, in consideration of the execution and delivery by Petrohawk of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1. Representations and Warranties.

     (a) Stockholder represents and warrants to Petrohawk as follows:

     (i) Stockholder is the record and beneficial owner of that number of shares of capital stock of Mission set forth opposite its name on Schedule A (together with any other shares of other capital stock of Mission acquired after the date hereof including through the exercise of any stock options, warrants or similar instruments) being collectively referred to herein as the “Subject Shares”) and the other securities exercisable or exchangeable for such capital stock listed on Schedule A (the “Other Securities” and, together with the Subject Shares, the “Covered Securities”).1 Stockholder has the sole right to vote and Transfer (as defined herein) the Covered Securities set forth opposite its name on Schedule A, and none of such Covered Securities is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except (A) as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation) and (B) those arising under applicable securities laws. Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Stockholder is duly organized,

[1]	Covered Securities do not include shares held by Alpha US Sub Fund VI, LLC, a separately managed account which as of the date hereof owns approximately 81,395 shares of capital stock of Mission.

validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by Stockholder and the performance by Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by or subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

     (ii) Neither the execution and delivery of this Agreement nor the performance by Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares but subject to the proviso set forth in (iv) below) to which Stockholder is a party or bound or to which the Covered Securities are subject, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair Stockholder’s ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by Stockholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Stockholder or the Covered Securities, except (x) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair Stockholder’s ability to perform its obligations hereunder.

     (iii) [Intentionally omitted]

     (iv) The Covered Securities and the certificates representing such Covered Securities are held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances arising hereunder, or (B) any such encumbrances arising pursuant to the pledge of any Covered Securities by Stockholder to a financial institution or a brokerage firm (the “Pledged Shares”); provided, however, that Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair Stockholder’s ability to execute and deliver this Agreement or perform its obligations hereunder and Stockholder shall use its reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee’s agreement to vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2.

     (v) No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of Stockholder in connection with its entering into this Agreement. Stockholder shall have no obligation or liability of any kind with respect to any fee, commission or other amount of any kind incurred or payable by or on behalf of Petrohawk or Mission in connection with the Merger.

     (vi) Stockholder understands and acknowledges that Petrohawk is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement. Mission and Petrohawk understand and acknowledge that Stockholder is entering into this Agreement in reliance upon Petrohawk’s and Mission’s execution and delivery of the Merger Agreement and intended consummation of the Merger.

     (b) Petrohawk represents and warrants to Stockholder and Mission that:

     (i) The execution and delivery of this Agreement and the Merger Agreement (the “Transaction Documents”) by Petrohawk and the performance by Petrohawk of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Petrohawk. Each of the Transaction Documents has been duly executed and delivered by, and constitutes a valid and binding agreement of, Petrohawk, enforceable against Petrohawk in accordance with its terms, except as enforcement may be limited by or subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

     (ii) Neither the execution and delivery of the Transaction Documents nor the performance by Petrohawk of its obligations thereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Petrohawk is a party or bound, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair Petrohawk’s ability to perform its obligations thereunder or consummate the Merger. Execution, delivery and performance of the Transaction Documents by Petrohawk will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Petrohawk or the Covered Securities, except (x) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair Petrohawks’s ability to perform its obligations thereunder or consummate the Merger.

     (iii) There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including any investigation or partial proceeding, such as a deposition), domestic or foreign, pending, or to the knowledge of Petrohawk threatened, that could prevent the consummation of, materially impair or materially delay the Merger or any of the transactions contemplated hereby.

     (c) Mission represents and warrants to Stockholder and Petrohawk that:

     (i) The execution and delivery of the Transaction Documents by Mission and the performance by Mission of its obligations thereunder and consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Mission. Each of the Transaction Documents has been duly executed and delivered by, and constitutes a valid and binding agreement of, Mission, enforceable against Mission in accordance with its terms, except as enforcement may be limited by or subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

     (ii) Neither the execution and delivery of the Transaction Documents nor the performance by Mission of its obligations thereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Mission is a party or bound, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair Mission’s ability to perform its obligations thereunder or consummate the Merger. Execution, delivery and performance of the Transaction Documents by Mission will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Mission or the Covered Securities, except (x) for any reports under Sections 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair Mission’s ability to perform its obligations thereunder or consummate the Merger.

     (iii) There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding (including any investigation or partial proceeding, such as a deposition), domestic or foreign, pending, or to the knowledge of Mission threatened, that could prevent the consummation of, materially impair or materially delay the Merger or any of the transactions contemplated hereby.

     (d) Petrohawk and Mission each represent and warrant to Stockholder that:

     (i) Other than the voting agreements of even date herewith between Petrohawk, Mission and Guggenheim Capital, LLC and Stellar Funding, Ltd (the “Other Support Agreement”) and the Purchase and Sale Agreements dated December 17, 2003, February 25, 2004 and March 15, 2004 between Mission, Stockholder and others, which agreements are publicly filed, it is not a party to any agreement or understanding with any stockholder with respect to shares of capital stock of Mission.

     (ii) Except with respect to provisions relating to the Stellar Arrangements (as defined in the Voting Agreement of even date herewith with Guggenheim Capital, LLC and Stellar Funding, Ltd.), the Other Support Agreement contains terms and conditions substantially the same as and no more or less favorable to any other stockholder party thereto than those contained in this Agreement.

     (iii) Entering into this Agreement and the Other Support Agreements shall not result in any adverse consequence to the Stockholder under Mission’s rights plan, Section 203 of the DGCL, or any similar protective provisions of the DGCL.

     (iv) The Other Support Agreement is the only other voting agreement which Petrohawk and Mission are entering into with respect to the Merger, and Petrohawk and Mission will not enter into any other voting agreements regarding the Merger.

     (v) To our knowledge, no filings of any kind (other than a Schedule 13D under the Exchange Act reflecting this Agreement and any such Other Support Agreement) shall be required to be filed by Stockholder or any such other stockholders in connection with the entering into this Agreement or the Other Support Agreement or the consummation of the Merger, including without limitation any Section 16 filings under the Exchange Act.

     (e) Mission hereby agrees with Stockholder that:

     (i) Mission hereby waives the provisions of Section 7.2 of that certain Purchase and Sale Agreement dated as of March 15, 2004, by and between Stockholder and Mission (“March 15 PSA”), with respect to the Excess Voting Securities (as that term is defined in the March 15 PSA); provided, however, that such waiver shall only be effective during the Term and only with respect to the matters described in Section 2. Stockholder and Mission agree and acknowledge that notwithstanding the provisions of Section 7.2 of the March 15 PSA, Stockholder shall vote all of its Subject Shares (including the Excess Voting Securities) in accordance with the provisions of this Agreement including but not limited to Section 2 hereof; provided, however, that such ability to vote all of the Subject Shares notwithstanding the provisions of Section 7.2 of the March 15 PSA shall only be effective during the Term and only with respect to the matters described in Section 2.

     2. Voting Agreements. During the Term (as defined below) of this Agreement, at any meeting of stockholders of Mission or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) relating to the Merger is sought, Stockholder shall, including by executing a written consent solicitation if requested by Petrohawk, vote (or cause to be voted) the Subject Shares: (a) in favor of the Merger, the adoption by Mission of the Merger Agreement and the approval of the terms thereof and (b) against any transaction, agreement, matter or other Acquisition Proposal that would reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger and the Merger Agreement.

     3. Irrevocable Proxy. Stockholder hereby appoints Petrohawk as its proxy to vote all of Stockholder’s Subject Shares at any meeting of stockholders of Mission (including any adjournments and postponements thereof) on the matters described in Section 2, and to execute and deliver any written consents to fulfill such Stockholder’s obligations under this Agreement. This proxy is coupled with an interest and is irrevocable until the end of the Term, at which time it shall terminate.

     4. Revocation of Other Proxies. To the extent inconsistent with the other provisions of this Agreement or the Merger Agreement, Stockholder hereby revokes any and all previous proxies with respect to Stockholder’s Subject Shares.

     5. Other Covenants. Stockholder agrees with, and covenants to, Petrohawk during the Term of this Agreement as follows:

(a)	Stockholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to any Transfer of, any Covered Securities or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Covered Securities or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that Stockholder may Transfer any of the Covered Securities to an affiliate of Stockholder (provided such affiliates evidences in a writing reasonably satisfactory to the other parties hereto such affiliate’s agreement to the terms hereof) or any other person or entity who is on the date hereof or hereafter becomes a party to a similar agreement; provided, further, that the restrictions in this Section 5 shall not be deemed violated by any Transfer of Covered Securities pursuant to a cashless exercise of stock options or warrants; and provided, further, that a pledge of Pledged Shares made in accordance with Section 1(a)(iv) shall not be deemed to be a violation of the restrictions in this Section 5.

(b)	Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

     6. Additional Covenants. During the Term of this Agreement Stockholder shall not exercise any of the Other Securities other than as contemplated by Section 1.8 of the Merger Agreement.

     7. Certain Events. This Agreement and the obligations hereunder shall, during the Term hereof, attach to Stockholder’s Covered Securities and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Stockholder’s administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Mission affecting the Covered Securities or the acquisition of additional shares of Covered Securities or other voting securities of Mission by Stockholder, the number of Covered Securities listed on Schedule A beside the name of Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Covered Securities or other voting securities of Mission issued to or acquired by Stockholder.

     8. Stop Transfer. Mission shall not register the transfer of any certificate representing any Covered Securities during the Term hereof, unless such transfer is made to Petrohawk or otherwise in compliance with this Agreement.

     9. Stockholder Capacity. No person executing this Agreement (or an affiliate thereof) who is or becomes during the Term a director of Mission makes any agreement or understanding herein in his capacity as such director. Stockholder signs solely in its capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, Stockholder’s Covered Securities.

     10. Further Assurances. Stockholder shall, upon request of Petrohawk, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Petrohawk to be necessary or desirable to carry out the provisions hereof.

     11. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall commence upon the execution of the Merger Agreement as contemplated above and terminate upon (and shall only be effective from the date hereof until) the first to occur of (i) the Effective Time, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, (iii) the mutual consent of Petrohawk and Stockholder (iv) material breach of any representation, warranty or covenant hereunder, (v) the date of any amendment, waiver or modification to the Merger Agreement in a manner that reduces the Merger Consideration or otherwise materially adversely affects the Stockholder, or (vi) December 31, 2005 (such period from the date hereof until such termination is referred to herein as the “Term”); provided, however, that (x) Section 12 shall survive any termination of this Agreement and (y) termination of this Agreement pursuant to clause (iv) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

     12. Payment for Shares. Petrohawk hereby covenants and agrees with the Stockholder that it shall take all actions reasonably necessary to ensure that immediately following the Effective Time, Stockholder shall receive, if applicable, the Per Share Cash Consideration which the Stockholder is entitled to receive pursuant to the terms of the Merger Agreement in immediately available funds. The remainder of the Merger Consideration that the Stockholder would be entitled to receive under the Merger Agreement would be distributed following the Effective Time in the manner set forth in the Merger Agreement.

     13. Miscellaneous.

     (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Petrohawk or Mission, to the appropriate address set forth in Section 8.4 of the Merger Agreement; and (ii) if to Stockholder, to the appropriate address set forth on Schedule A.

     (b) Each party to this Agreement (“Party”) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each Party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

     (c) Each Party appoints CSC Corporation, Wilmington, Delaware, their agent to receive on their behalf service of copies of the summons and complaint and any other process that might be served in an dispute or action (the “Process Agent”). Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 12(a) or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 12(a).

     (d) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (e) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to Stockholder when one or more counterparts have been signed by each of Petrohawk, Mission and Stockholder and delivered to Petrohawk, Mission and Stockholder.

     (f) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Petrohawk) any rights or remedies hereunder.

     (g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (h) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties,. Any assignment in violation of the foregoing shall be void.

     (i) As between Stockholder and Petrohawk, each of such Parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.

     (j) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (k) No amendment, modification or waiver in respect of this Agreement shall be effective against any Party unless it shall be in writing and signed by such Party.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Petrohawk, Mission, and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

Petrohawk Energy Corporation

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman, President and Chief Executive Officer

Mission Resources Corporation

By:	/s/ Robert L. Cavnar
Name:	Robert L. Cavnar
Title:	Chairman, President and Chief Executive Officer

STOCKHOLDER:

Harbert Distressed Investment Master Fund, Ltd.

By: HMC Distressed Investment Offshore Manager, LLC, as its manager

By:	/s/ Philip A. Falcone
Name:	Philip A. Falcone
Title:	Vice President

SCHEDULE A

NAME AND ADDRESS	NUMBER	NUMBER
	OF SHARES	OF OPTIONS,
		WARRANTS, ETC.
Harbert Distressed	7,014,905
Investment Master Fund, Ltd.
c/o HMC Distressed Investment Offshore Manager, LLC
555 Madison Avenue, 16th Fl
New York, NY 10022